Exhibit 3.1

AMENDMENT NO. 1 TO
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MAGELLAN GP, LLC
This Amendment No. 1 (this “Amendment”) to the Third Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Magellan GP, LLC (the “Company”), effective as of January 16, 2017, (1) is adopted, executed and agreed to by Magellan Midstream Partners, L.P., a Delaware limited partnership, as sole member of the Company (the “Member”) and (2) has been approved by the unanimous written consent of the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Company (the “Board”), pursuant to Sections 7.10(d) and 13.05 of the Agreement. Capitalized terms used but not defined herein are used as defined in the Agreement.
WHEREAS the Member has determined that it is in the best interest of the Company to amend the Agreement to eliminate certain separateness undertakings set forth in Section 2.08 of the Agreement;
WHEREAS Section 13.05 of the Agreement provides that the Agreement may only be amended by a written instrument executed by the Member (except in the case of amendments to the provisions contained in Article VII that are subject to the restrictions on amendment contained in such Article);
WHEREAS Section 7.10(d) of the Agreement requires Special Approval (as defined in the Agreement) as a condition to amending Section 2.08 of the Agreement; and
WHEREAS the Conflicts Committee, pursuant to the authority granted to the Conflicts Committee by the Board in accordance with the Agreement, has approved this Amendment, such approval constituting Special Approval of this Amendment and approval of this Amendment by the Company.
NOW, THEREFORE, the Agreement is hereby amended as follows:
1.    Section 2.08 of the Agreement is hereby deleted in its entirety from the Agreement.
2.    Except as hereby amended, the Agreement shall remain in full force and effect.
3.    This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
4.    Each provision of this Amendment shall be considered severable, and, if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.
IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.
MEMBER:
Magellan Midstream Partners, L.P.
By: Magellan GP, LLC, its general partner

By: /s/ Michael N. Mears
Name:    Michael N. Mears
Title:    President and Chief Executive Officer